Exhibit 10.51

Amendment No. 1 to the
Weingarten Realty Investors
Deferred Compensation Plan
as Restated Effective April 1, 2016

WHEREAS, Weingarten Realty Investors (the “Employer”) sponsors the Weingarten Realty Investors Deferred Compensation Plan (the “Plan”), most recently restated effective as of April 1, 2016, under the terms of which eligible participants are entitled to defer a portion of their compensation; and
WHEREAS, the Employer desires to amend the Plan as provided herein;

NOW THEREFORE, the Employer amends the Plan as follows.

Effective as of the date of execution hereof, the provisions of Section 6.3(b) of the Plan are eliminated and the following is substituted therefor:

“(b)	Reserved.”

IN WITNESS WHEREOF, WEINGARTEN REALTY INVESTORS has caused this instrument to be executed by its duly authorized officer this 21st day of February, 2017.

WEINGARTEN REALTY INVESTORS

By:	/s/ Stephen C. Richter
Its (Title)	Executive Vice President / CFO